Exhibit 10.9

EMPLOYMENT AGREEMENT

AGREEMENT made as of the 25th day of January 2019 (“Effective Date”), by and between The Bank of Princeton (“TBOP”), a banking corporation organized under the laws of the state of New Jersey, and George Rapp (the “EMPLOYEE”).

BACKGROUND

A. TBOP desires to continue to employ the EMPLOYEE and the EMPLOYEE is willing to serve on the terms and conditions herein provided.

B. In order to effect the foregoing, the parties hereto desire to enter into this employment agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment. TBOP hereby agrees to continue to employ the EMPLOYEE, and the EMPLOYEE hereby agrees to serve TBOP, on the terms and conditions set forth herein.

2. Term of Agreement.

(a) Except as otherwise provided herein, the term of this Agreement shall include: (i) the period commencing on the Effective Date and ending January 25, 2021, plus (ii) any and all extensions of the term made pursuant to paragraphs (b) and (c) of this Section 2 (the “Term”).

(b) Beginning on the first anniversary of the Effective Date, and on each anniversary thereafter, the term of this Agreement shall be extended by one (1) year, so that, at the time of such extension, the term shall be for a period of two (2) years. Notwithstanding the foregoing, TBOP or the EMPLOYEE may elect to terminate the automatic annual extension of the Term in this paragraph (b) by giving written notice of such election. Any notice given hereunder shall be effective as of the date such notice of nonrenewal is given and the Term shall be fixed at that time.

(c) Notwithstanding paragraph (b) of this Section 2, in the event of a Change in Control, the Term shall not end before the first anniversary of such Change of Control; provided, however, this sentence shall apply only to the first Change of Control to occur while this Agreement is in effect.

(d) Nothing in this Agreement shall mandate or prohibit a continuation of the EMPLOYEE’S employment following the expiration of the Term upon such terms and conditions as TBOP and the EMPLOYEE may mutually agree.

3. Position and Duties. The EMPLOYEE shall serve as the Executive Vice-President, Chief Financial Officer of TBOP and shall report directly to the Chief Executive Officer. In addition, the EMPLOYEE shall serve in such capacity, with respect to each Subsidiary or affiliated company, as the Board of Directors of each such Subsidiary or affiliated company shall designate from time to time. During the Term, EMPLOYEE shall devote substantially all of his working time and efforts to the business and affairs of TBOP, the Subsidiaries, and affiliated companies; provided, however, that nothing herein shall be construed as precluding him from devoting a reasonable amount of time to civic, charitable, trade association, and similar activities, to the extent participation in these activities do not conflict with the EMPLOYEE’S obligations to TBOP or interfere with the EMPLOYEE’S responsibilities under this Agreement.

4.Compensation and Related Matters.

(a) Base Compensation. During the Term, TBOP shall pay to the EMPLOYEE annual base compensation at a rate not less than $187,500 (“Annual Salary”). The Board of Directors of TBOP shall periodically review the EMPLOYEE’s employment performance, in accordance with policies generally in effect from time to time, for possible merit or cost-of-living increases, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases. Except for a reduction which is proportionate to a bank-wide reduction in officer pay, the annual base compensation paid to the EMPLOYEE in any period shall not be less his Annual Salary as of the Effective Date. The frequency and manner of payment of the EMPLOYEE’S Annual Salary shall be in accordance with TBOP’s payroll practices from time to time in effect. Nothing herein shall be construed as precluding the EMPLOYEE from entering into any salary reduction or deferral plan or arrangement during the Term. The amounts set forth in the first sentence of this subparagraph (a) shall be pro-rated to the extent such period is less than a year.

(b) Incentive Compensation. During the Term, the EMPLOYEE shall be eligible to participate in all incentive plans, equity plans, and similar arrangements maintained by TBOP for its executive officers on a basis and at award levels consistent and commensurate with the EMPLOYEE’S position and duties hereunder.

(c) Employee Benefit Plans and Other Plans or Arrangements.

The EMPLOYEE shall be eligible to participate in all Employee Benefit Plans of TBOP on the same basis as other executive officers of TBOP. In addition, the EMPLOYEE shall be eligible to participate in and enjoy any other plans and arrangements which provide for sick leave, vacation, sabbatical, or personal days, club memberships and dues, education payment or reimbursement, business-related seminars, and similar fringe benefits provided to or for the executive officers of TBOP from time to time.

(d) Expenses. During the Term, the EMPLOYEE shall be entitled to receive prompt reimbursement for all reasonable and customary expenses, including transportation expenses, incurred by him in performing services hereunder in accordance with the general policies and procedures established by TBOP.

5. Termination By Reason of Disability.

(a) In General. In the event the EMPLOYEE becomes unable to perform his duties on a full-time basis by reason of the occurrence of his Disability and, within 30 days after a Notice of Termination is given, he shall not have returned to the full-time performance of such duties, his employment may be terminated by TBOP, provided, however, that, if EMPLOYEE’s Disability occurs after EMPLOYEE delivers a Notice of Termination for Good Reason, EMPLOYEE shall nevertheless be absolutely entitled to receive all of the compensation and benefits provided in Section 9 hereof.

(b) Compensation and Benefits upon Expiration of Remaining Term. This Agreement shall terminate following the EMPLOYEE’s termination for Disability, provided, however, the EMPLOYEE shall be entitled to receive the compensation and benefits provided under the terms of any long-term disability plan of TBOP in effect on the Date of Termination.

6. Termination By Reason of Death. This Agreement shall terminate in the event of the EMPLOYEE’s death during the Term, provided, however, the EMPLOYEE’s beneficiary(ies) shall be entitled to such benefits as otherwise provided by TBOP as are effective on the date of his death, provided, however, that, if the EMPLOYEE dies after EMPLOYEE delivers a Notice of Termination for Good Reason, the EMPLOYEE’s estate shall nevertheless be absolutely entitled to receive all of the compensation and benefits provided in Section 9 hereof.

7. Termination by TBOP for Cause.

(a) In General. In the event TBOP terminates the EMPLOYEE’s employment for Cause, TBOP shall deliver a Notice of Termination to the EMPLOYEE which specifies a Date of Termination which, in TBOP’s discretion, may be the same date as the Notice of Termination.

(b) Compensation. On and after the Date of Termination, EMPLOYEE shall have no further rights under this Agreement, except that at the end of the payroll period after the EMPLOYEE’s termination under Subparagraph (a), TBOP shall pay him, in one lump sum, his accrued but unpaid base compensation and vacation compensation earned through the Date of Termination.

8. Termination by the EMPLOYEE without Good Reason

(a) In General. In the event the EMPLOYEE terminates his employment without Good Reason, the EMPLOYEE shall deliver a Notice of Termination to TBOP which specifies a Date of Termination not less than 30 days following the date of such notice.

(b) Compensation. On and after the Date of Termination, the EMPLOYEE shall have no further rights under this Agreement, except that at the end of the payroll period after the EMPLOYEE’s termination under Subparagraph (a), TBOP shall pay him, in one lump sum, his accrued but unpaid base compensation and vacation time/paid time off earned through the Date of Termination.

9. Involuntary Termination without Disability or Cause or Voluntary Termination by the EMPLOYEE for Good Reason.

(a) In General. In the event TBOP terminates the EMPLOYEE’S employment for any reason other than Disability or Cause, TBOP shall deliver a Notice of Termination to the EMPLOYEE which specifies a Date of Termination not less than 30 days following the date of such notice. In the event that the EMPLOYEE intends to terminate his employment for Good Reason, then at the option of the EMPLOYEE, exercisable by him within ninety (90) days after the occurrence of the condition constituting Good Reason, the EMPLOYEE may resign from employment under this Agreement by delivering a Notice of Termination to TBOP or its successor which specifies a Date of Termination not less than 30 days following the date of such notice, provided, however, that TBOP or its successor shall be given thirty (30) days from the day it receives the Notice of Termination to remedy such condition.

(b) Compensation and Benefits after Termination. In the event of the termination of EMPLOYEE’s employment under Subparagraph (a), the EMPLOYEE shall be entitled to receive the following payments and benefits.

(i) The EMPLOYEE shall receive a lump sum payment equal to one (1) times EMPLOYEE’S Annual Salary then in effect (two (2) times if the termination occurs within twenty-four (24) months of a Change in Control). A portion of the severance payment received in connection with a Change in Control which is classified as a payment of reasonable compensation for purposes of Section 280G of the Code shall be allocated to the restrictive covenants noted of Section 13.

(ii) In addition to the cash payment provided under subparagraph (b)(i) of this Section 9, the EMPLOYEE and his eligible dependents shall be entitled to continue to participate at the same aggregate benefit levels for eighteen (18) months and at no out-of- pocket or tax cost to the EMPLOYEE, in the medical benefit plan in which the EMPLOYEE was a participant immediately prior to the Date of Termination, to the extent permitted under the terms of such plans and applicable law. To the extent TBOP is unable to provide for continued participation in the medical benefit plan, it shall provide an equivalent benefit directly at no out- of-pocket or tax cost to the EMPLOYEE. For purposes of the preceding two sentences, TBOP shall be deemed to have provided a benefit at no tax cost to the EMPLOYEE if it pays an additional amount to the EMPLOYEE or on his behalf, with respect to those benefits which would otherwise be nontaxable to the EMPLOYEE.

(c) Earlier Cessation of Medical Benefits. Notwithstanding the provisions of Subparagraph 9(b), TBOP shall not be required to provide, at its cost, the medical benefits covered by Subparagraph 9(b)(ii) after the later of (i) the attainment by the EMPLOYEE and his spouse (if any) of age 65, or (ii) the date specified in the relevant plan document for benefit termination (assuming that he was employed until the normal retirement date, if any, specified in such document).

(d) Death during Remaining Period of Payment. In the event the EMPLOYEE dies during the period of payment following the Date of Termination without Disability or Cause and the EMPLOYEE is survived by his spouse, the compensation and benefits required to be paid and provided under Subparagraph (b) shall be unaffected by his death and shall be paid and provided to the EMPLOYEE’S spouse or on her behalf; provided that TBOP shall not be required to provided continued medical benefits with respect to her deceased husband; and provided further, that in no event shall TBOP be required to provide, at its cost, the medical benefits described in Subparagraph 9(b)(ii) to such spouse and her eligible dependents after the earlier of (x) her death, or (y) the later of (I) her attainment of age 65, or (II) the date specified in the relevant plan document for benefit termination (assuming that the EMPLOYEE was employed until the normal retirement date, if any, specified in the document).

10. Limitations on Payments. Notwithstanding anything in this Agreement to the contrary, in the event the payments and benefits payable hereunder to or on behalf of the EMPLOYEE (which the parties agree will not include any portion of payments allocated to the non-compete provisions of Section 13 which are classified as payments of reasonable compensation for purposes of Section 280G of the Code), when added to all other amounts and benefits payable to or on behalf of the EMPLOYEE, would result in the imposition of an excise tax under Section 4999 of the IRC, the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such imposition. All calculations required to be made under this subsection will be made by TBOP’s independent public accountants, subject to the right of the EMPLOYEE’s representative to review the same. The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

11. Withholding Taxes. All compensation and benefits provided for herein shall, to the extent required by law, be subject to federal, state, and local tax withholding.

12. Confidential Information. The EMPLOYEE agrees that during and subsequent to his employment with TBOP, he will not, at any time, communicate or disclose to any unauthorized person, without the written consent of TBOP, any proprietary or other confidential information concerning TBOP or any Subsidiary or affiliate thereof; provided, however, that the obligations under this paragraph shall not apply to the extent that such matters (a) are disclosed in circumstances where the EMPLOYEE is legally obligated to do so, or (b) become generally known to and available for use by the public otherwise than by his wrongful act or omission; and provided further, that he may disclose any knowledge of insurance, financial, legal and economic principles, concepts and ideas which are not solely and exclusively derived from the business plans and activities of TBOP.

13. Covenants Not to Compete or to Solicit.

(a) Noncompetition. During the Term and for a period of 6 months after the Date of Termination (the “Noncompetition Period”), the EMPLOYEE shall not, without the written consent in writing of the Board of Directors of TBOP, become an officer, employee, agent, partner, consultant, member, director, or a four and nine-tenths percent or greater shareholder or equity owner of any entity engaged in the banking or lending business within any county in which TBOP has a branch or loan production office. If at the time of the enforcement of this paragraph a court holds that the duration, scope, or area restrictions stated herein are unreasonable under the circumstances then existing and, thus, unenforceable, TBOP, and the EMPLOYEE agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area.

(b) Nonsolicitation. During his employment and the Noncompetition Period, the EMPLOYEE shall not, whether on his own behalf or on behalf of any other individual or business entity, solicit, endeavor to entice away from TBOP, a Subsidiary or any affiliated company, or otherwise interfere with the relationship of TBOP, a Subsidiary, or any affiliated company with any person who is, or was within the then most recent 12 month period, an employee or associate thereof.

(c) Extension of Noncompetition Period. The Noncompetition Period shall be automatically extended by the length of time (if any) in which the EMPLOYEE is in violation of any of the terms of this Paragraph 13.

14. Additional Equitable Remedy. The EMPLOYEE acknowledges and agrees that TBOP’s remedy at law for a breach or a threatened breach of the provisions of Paragraphs 12 and 13 would be inadequate; and, in recognition of this fact, in the event of such a breach or threatened breach by him, it is agreed that TBOP shall be entitled to request equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available. Nothing in this paragraph shall be construed as prohibiting TBOP from pursuing any other remedy available under this Agreement for such a breach or threatened breach.

15. Legal Fees. TBOP shall reimburse the EMPLOYEE for all reasonable legal fees and expenses he may incur in seeking to obtain or enforce any right or benefit provided by this Agreement, but only with respect to such claim or claims upon which EMPLOYEE prevails. Such payments shall be made within fourteen (14) days after delivery of EMPLOYEE’s written request for payment accompanied with such evidence of fees and expenses incurred as TBOP may reasonably require.

16. Related Agreements. Except as may otherwise be provided herein, to the extent that any provision of any other agreement between TBOP and the EMPLOYEE shall limit, qualify, duplicate, or be inconsistent with any provision of this Agreement, the provision in this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

17. Exclusive Rights and Remedy. Except for any explicit rights and remedies the EMPLOYEE may have under any other contract, plan or arrangement with TBOP, the compensation and benefits payable hereunder and the remedy for enforcement thereof shall constitute his exclusive rights and remedy in the event of his termination of employment.

18. Director and Officer Liability Insurance; Indemnification. The TBOP shall provide the EMPLOYEE (including his heirs, executors, and administrators) with the maximum coverage permitted under its directors’ and officers’ liability insurance policy, at TBOP’s expense, and shall indemnify him (and his heirs, executors, and administrators) as an employee and/or officer of TBOP to the fullest extent permitted under Federal and New Jersey law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his having been an e employee and/or officer of TBOP or any Subsidiary or affiliated company (whether or not he continues to be such an officer at the time of incurring such expenses or liabilities). Such expenses and liabilities shall include, but not be limited to, judgments, court costs, and attorneys’ fees, and the costs of reasonable settlements.

19. Cooperation and Non-Disparagement. EMPLOYEE agrees that he shall not make any disparaging, negative or critical comments regarding TBOP, or any Subsidiary or affiliated company either during his employment by TBOP, or thereafter. The EMPLOYEE agrees to cooperate fully with TBOP in connection with any claims, suits, charges or causes of action that have been brought, or may be brought in the future, against TBOP in which EMPLOYEE possesses information relevant to such claims, suits, charges or causes of action, which shall include, but not be limited to, making himself available, within reason, for interviews, depositions and testimony, as needed or requested by TBOP.

20. Notices. Any notice required or permitted under this Agreement shall be sufficient if it is in writing and shall be deemed given (i) at the time of personal delivery to the addressee, or (ii) at the time sent certified mail, with return receipt requested, addressed as follows:

If to the EMPLOYEE:	The address provided in the personnel
file of TBOP.

If to TBOP:	The Bank of Princeton
183 Bayard Lane
Princeton, NJ 08540
Attention: Chair, Board of Directors

The name or address of any addressee may be changed at any time and from time to time by notice similarly given.

21. No Waiver. The failure by any party to this Agreement at any time or times hereafter to require strict performance by any other party of any of the provisions, terms, or conditions contained in this Agreement shall not waive, affect, or diminish any right of the first party at any time or times thereafter to demand strict performance therewith and with any other provision, term, or condition contained in this Agreement. Any actual waiver of a provision, term, or condition contained in this Agreement shall not constitute a waiver of any other provision, term, or condition herein, whether prior or subsequent to such actual waiver and whether of the same or a different type. The failure of TBOP to promptly terminate the EMPLOYEE’S employment for Cause or the EMPLOYEE to promptly terminate his employment for Good Reason shall not be construed as a waiver of the right of termination, and such right may be exercised at any time following the occurrence of the event giving rise to such right.

22. Survival. Notwithstanding the nominal termination of this Agreement and the EMPLOYEE’s employment hereunder, the provisions hereof which specify continuing obligations, compensation and benefits, and rights (including the otherwise applicable term hereof) shall remain in effect until such time as all such obligations are discharged, all such compensation and benefits are received, and no party or beneficiary has any remaining actual or contingent rights hereunder.

23. Severability. In the event any provision in this Agreement shall be held illegal or invalid for any reason, such illegal or invalid provision shall not affect the remaining provisions hereof, and this Agreement shall be construed, administered and enforced as though such illegal or invalid provision were not contained herein.

24. Binding Effect and Benefit. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of TBOP and the executors, personal representatives, surviving spouse, heirs, devisees, and legatees of the EMPLOYEE. TBOP may assign this Agreement in the event of a sale, merger, consolidation or transfer of all or substantially all of its business and assets.

25. Entire Agreement. This Agreement embodies the entire agreement among the parties with respect to the subject matter hereof, and it supersedes and replaces any prior written or oral agreements between them respecting the within subject matter, including, but not limited to, superseding the Employment Agreement between TBOP and the EMPLOYEE dated March 22, 2017.

26. Captions. The captions of the several paragraphs and subparagraphs of this Agreement have been inserted for convenience of reference only. They constitute no part of this Agreement and are not to be considered in the construction hereof.

27. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed one and the same instrument which may be sufficiently evidenced by any one counterpart.

28. Applicable Law. Except to the extent preempted by federal law, the provisions of this Agreement shall be construed, administered, and enforced in accordance with the domestic internal law of the State of New Jersey without reference to its laws regarding conflict of laws. Each party hereby agrees that the forum and venue for any legal or equitable action or proceeding arising out of, or in connection with, this Agreement will lie in the appropriate federal or state courts or arbitration proceeding in the State of New Jersey and specifically waives any and all objections to such jurisdiction and venue.

29. Regulatory Matters. The obligations of TBOP under this Agreement shall in all events be subject to any required limitations or restrictions imposed by or pursuant to the Federal Deposit Insurance Act as the same may be amended from time to time.

30. Code Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the EMPLOYEE’S separation from service within the meaning of Section 409A of the IRC, TBOP’s stock is publicly traded on an established securities market or otherwise and TBOP determines that the EMPLOYEE is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the IRC, then to the extent any payment or benefit that the EMPLOYEE becomes entitled to under this Agreement on account of the EMPLOYEE’s separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the IRC as a result of the application of Section 409A(a)(2)(B)(i) of the IRC, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the EMPLOYEE’s separation from service, or (ii) the EMPLOYEE’s death. The first installment payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment. To the extent that the foregoing applies to the provision of any ongoing medical benefits to the EMPLOYEE that would not be required to be delayed if the premiums therefore were paid by the EMPLOYEE, the EMPLOYEE shall pay the full costs of premiums for such medical benefits during the six-month period and TBOP shall pay the EMPLOYEE an amount equal to the amount of such premiums paid by the EMPLOYEE during the six-month period within ten (10) days after the conclusion of such period.

(b) Solely for purposes of Section 409A of the IRC, each installment payment of severance is considered a separate payment.

(c) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by TBOP or incurred by the EMPLOYEE during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the IRC, and to the extent that such payment or benefit is payable upon the EMPLOYEE’s termination of employment, then such payments or benefits shall be payable only upon the EMPLOYEE’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation § 1.409A-l(h).

IN WITNESS WHEREOF, the parties have executed this Agreement, or caused it to be executed, as of the date first above written.

/s/ George Rapp
GEORGE RAPP

THE BANK OF PRINCETON

By:	/s/ Richard Gillespie

GLOSSARY

“Board of Directors” or “Board” means the board of directors of TBOP.

“Cause” means (i) a documented repeated and willful failure by the EMPLOYEE to perform his duties, but only after written demand, (ii) his final conviction of a felony, (iii) conduct by him which constitutes moral turpitude which is directly and materially injurious to TBOP or any Subsidiary or affiliated company, (iv) willful material violation of corporate policy, or (v) the issuance by the regulator of TBOP or any Subsidiary or affiliated company of an unappealable order to the effect that he be permanently discharged.

For purposes of this definition, no act or failure to act on the part of the EMPLOYEE shall be considered “willful” unless done or omitted not in good faith and without reasonable belief that the action or omission was in the best interest of TBOP or any of their Subsidiaries or affiliated companies.

“Change in Control” means the occurrence of any of the following events:

(a) any Person (except (i) any Subsidiary or prior affiliate of TBOP, or (ii) any Employee Benefit Plan (or any trust forming a part thereof) maintained by TBOP, or any Subsidiary or prior affiliate of TBOP) is or becomes the beneficial owner, directly or indirectly, of TBOP’s securities representing 50.0% or more of the combined voting power of TBOP’s then outstanding securities, or 50.0% or more of the combined voting power of a Material Subsidiary’s then outstanding securities, other than pursuant to a transaction described in Subparagraph (c);

(b) there occurs a sale, exchange, transfer or other disposition of substantially all of the assets of TBOP or a Material Subsidiary to another entity, except to an entity controlled directly or indirectly by TBOP;

(c) there occurs a merger, consolidation, share exchange, division or other reorganization of or relating to TBOP, unless—

(i) the shareholders of TBOP immediately before such merger, consolidation, share exchange, division or reorganization own, directly or indirectly, immediately thereafter at least two-thirds of the combined voting power of the outstanding voting securities of the Surviving Company in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, share exchange, division or reorganization; and

(ii) the individuals who, immediately before such merger, consolidation, share exchange, division or reorganization, are members of the Incumbent Board continue to constitute at least two-thirds of the board of directors of the Surviving Company; and

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(iii) no Person (except (A) any Subsidiary or prior affiliate of TBOP, (B) any Employee Benefit Plan (or any trust forming a part thereof) maintained by TBOP, or any Subsidiary or prior affiliate of TBOP, or (C) the Surviving Company or any Subsidiary or prior affiliate of the Surviving Company) has beneficial ownership of 50.0% or more of the combined voting power of the Surviving Company’s outstanding voting securities immediately following such merger, consolidation, share exchange, division or reorganization;

(d) a plan of liquidation or dissolution of TBOP, other than pursuant to bankruptcy or insolvency laws, is adopted; or

(e) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors of TBOP cease for any reason to constitute at least a majority of such Board of Directors, unless the election, or the nomination for election by TBOP’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of securities representing 50.0% or more of the combined voting power of TBOP’s then outstanding securities solely as a result of an acquisition by TBOP of its voting securities which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person; provided, however, that if a Person becomes a beneficial owner of 50.0% or more of the combined voting power of TBOP’s then outstanding securities by reason of share repurchases by TBOP and thereafter becomes the beneficial owner, directly or indirectly, of any additional voting securities of TBOP, then a Change in Control shall be deemed to have occurred with respect to such Person under Clause (a).

Notwithstanding anything contained herein to the contrary, if the EMPLOYEE’s employment is terminated and he reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention of taking steps reasonably calculated to effect a Change in Control and who effects a Change in Control, or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes hereof, a Change in Control shall be deemed to have occurred on the day immediately prior to the date of such termination of his employment.

“Date of Termination” means:

(a) if the EMPLOYEE’s employment is terminated for Disability, 30 days after the Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such 30-day period);

(b) if the EMPLOYEE’s employment terminates by reason of his death, the date of his death;

(c) if the EMPLOYEE’s employment is terminated involuntarily for Cause, the date of termination specified in the Notice of Termination and determined in accordance with Paragraph 8(a);

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(d) if the EMPLOYEE’s employment is terminated by him, the date of termination specified in the Notice of Termination and determined in accordance with Paragraph 9(a);

provided, however that the Date of Termination shall mean the actual date of termination in the event the parties mutually agree to a date other than that described above.

“Defined Benefit Plan” has the meaning ascribed to such term in Section 3(35) of ERISA

“Disability” has the meaning ascribed to the term “permanent and total disability” in Section 22(e)(3) of the IRC.

“Election Contest” means a solicitation with respect to the election or removal of directors that, if TBOP was subject to the provisions of the 1934 Act, would be subject to the provisions of Rule 14a 11 of the 1934 Act.

“Employee Benefit Plan” has the meaning ascribed to such term in Section 3(3) of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and as the same may be amended from time to time.

“Good Reason” the EMPLOYEE’S separation from service within two (2) years following the initial existence of one or more of the following conditions arising without the consent of the EMPLOYEE:

(a) A material diminution in the EMPLOYEE’s base compensation;

(b) A material diminution in the EMPLOYEE’s authority, duties, or responsibilities;

(c) A material diminution in the authority, duties, or responsibilities of the supervisor to whom the EMPLOYEE is required to report, including a requirement that the EMPLOYEE report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation); and

(d) A material diminution in the budget over which the EMPLOYEE retains authority; or

(e) A relocation of the EMPLOYEE’s principal office to a location more than 50 miles away from the location at which the EMPLOYEE must perform the services.

“Incumbent Board” means the Board of Directors of TBOP as constituted at any relevant time.

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“IRC” or the “Code” means the Internal Revenue Code of 1986, as amended and as the same may be amended from time to time.

“Material Subsidiary” means a Subsidiary whose net worth, determined under generally accepted accounting principles, at the fiscal year end immediately prior to any relevant time is at least 25% of the aggregate net worth of the controlled group of corporations of which TBOP is parent.

“Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the EMPLOYEE’S employment under the provision so indicated, and (iii) gives the required advance notice of termination.

“Person” has the same meaning as such term has for purposes of Sections 13(d) and 14(d) of the 1934 Act.

“Proxy Contest” means the solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of TBOP.

“Subsidiary” means any business entity of which a majority of its voting power or its equity securities or equity interests is owned, directly or indirectly by TBOP.

“Successor” means any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), TBOP’s business directly, by merger or consolidation, or indirectly, by purchase of TBOP’s voting securities or all or substantially all of its assets.

“Surviving Company” means the business entity that is a resulting company following a merger, consolidation, share exchange, division or other reorganization of or relating to TBOP.

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